Exhibit 99.1

Imperial announces estimated first quarter financial and operating results

For the three months ended March 31, 2015

Calgary, April 30, 2015

	First quarter
(millions of dollars, unless noted)	2015	2014	%

Net income (U.S. GAAP)	421	946	(55)
Net income per common share
- assuming dilution (dollars)	0.50	1.11	(55)

Capital and exploration expenditures	1,050	1,234	(15)

Rich Kruger, Chairman, President and Chief Executive Officer, commented:

Imperial’s first quarter results underscore our disciplined focus on operational excellence, the strength of our integrated business model and our ability to deliver strong results across a range of market conditions. The quarter’s highlights include significantly increased Kearl production volumes, initial production from the Cold Lake Nabiye project, continued strong refinery throughput along with aggressive pursuit and capture of cost savings in the current business environment.

Earnings in the first quarter were $421 million, or $0.50 per share, a decrease of 55 percent compared with the corresponding 2014 period, mainly due to a more than 50 percent decline in global crude prices, partially offset by strong operating performance.

Gross production averaged 333,000 gross oil-equivalent barrels per day, up 3,000 barrels from the first quarter of 2014. Excluding the impact of conventional assets divested in 2014, total production was up six percent or 18,000 barrels per day. With improved plant reliability, Kearl production averaged 95,000 barrels per day (67,000 barrels Imperial’s share) in the quarter, up significantly from the same period in 2014 and the fourth quarter of 2014.

Refinery throughput averaged 393,000 barrels per day, up 15,000 barrels per day from the same period in 2014. Refinery capacity utilization averaged 93 percent, up three percent, as a result of our sustained focus on reliability.

First quarter capital and exploration expenditures totaled $1,050 million, down nearly $200 million versus 2014, as our Cold Lake Nabiye and Kearl expansion projects advanced closer to completion.

Imperial’s response to the current business environment includes an increased selectivity in new capital investments, a sharpened scrutiny of all operating expenditures and ongoing engagement with our suppliers and contractors to improve cost efficiency and productivity. Our extensive, results-oriented approach is strengthening our resiliency, while ensuring the company remains well-positioned to achieve our long-term goals. Above all, our focus remains on delivering superior, long-term shareholder value in whatever business environment we operate in.

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil and natural gas, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

  First quarter highlights

•	Net income totalled $421 million or $0.50 per share on a diluted basis, down 55 percent from $946 million or $1.11 per share for the first quarter of 2014. This drop was largely due to a more than a 50 percent decline in global crude oil prices, partially offset by strong operating performance.

•	Production averaged 333,000 gross oil-equivalent barrels per day, up 3,000 barrels versus the first quarter of 2014. Excluding the impact of conventional assets divested in 2014, production was up six percent.

•	Refinery throughput averaged 393,000 barrels per day, up 15,000 barrels from the same period in 2014. Reflective of continued strong operating reliability, capacity utilization averaged 93 percent, up three percent from the corresponding quarter in 2014.

•	Petroleum product sales averaged 474,000 barrels per day in the first quarter, largely unchanged from the same period in 2014. The company continues to aggressively pursue growth in profitable Canadian markets.

•	Cash generated from operating activities was $281 million, a decrease of $804 million from the first quarter of 2014, primarily due to lower earnings and working capital effects.

•	Capital and exploration expenditures of $1,050 million were down nearly $200 million versus 2014, and primarily directed towards the completion of the Kearl expansion and Cold Lake Nabiye upstream projects.

•	Kearl bitumen production averaged 95,000 barrels per day (67,000 barrels Imperial’s share) up from 70,000 barrels per day (50,000 barrels Imperial’s share) in the first quarter of 2014. All three trains have been simultaneously operated at capacity. Kearl’s 85-megawatt cogeneration unit started up and was synchronized to the Alberta electrical grid early in the quarter. Cogenerated power will reduce energy costs, improve reliability and reduce greenhouse gas emissions.

•	Kearl expansion project commissioning continued to progress, with a target start-up now anticipated by about mid-year 2015. The project is expected to ultimately produce 110,000 barrels per day gross (78,000 barrels Imperial’s share) with production ramp-up to benefit from lessons learned from the Kearl initial development.

•	Cold Lake Nabiye bitumen production began in the quarter as planned. After initial steam injection in January, bitumen production commenced in late February, averaging 12,000 barrels per day in March (4,000 barrels in the quarter). Production is expected to reach approximately 40,000 barrels per day, before royalties, by the end of 2015. The Nabiye cogeneration facility was also commissioned during this quarter and will supply 150 megawatts of power to the Alberta electrical grid.

•	Edmonton rail terminal advanced commissioning and start-up activities. The first unit train was loaded in late April. Along with other initiatives, the terminal, a joint venture operated by Kinder Morgan, will provide access to the highest-value markets for equity crude production and continue to supply price-advantaged feedstock to company refineries.

•	New oil sands research centre to be built in southeast Calgary. The centre will further advance Imperial’s capabilities in developing next-generation resource recovery and associated technologies for responsibly developing oil sands resources. Full occupancy of the centre, located in Quarry Park near the company’s new corporate office complex, is planned for 2017.

•	Committed $1 million to support growth in Women Building Futures. The funding, provided over five years, will allow the organization to further develop women interested in careers in energy industry trades. Imperial has worked with Women Building Futures, a government and industry-funded initiative, since 2008 to support heavy-equipment operator training programs. Many women who have completed training have subsequently achieved employment at Imperial’s Kearl oil sands operation.

First quarter 2015 vs. first quarter 2014

The company’s net income for the first quarter of 2015 was $421 million or $0.50 per share on a diluted basis, compared with $946 million or $1.11 per share for the same period last year.

Upstream recorded a net loss in the first quarter of $189 million, compared to income of $452 million in the same period of 2014. Earnings in the first quarter 2015 reflected the impact of lower crude oil and gas realizations of about $1,100 million. This was partially offset by lower royalties of about $200 million, the impact of a weaker Canadian dollar of about $160 million, higher Kearl and Cold Lake volumes of about $60 million and lower energy costs of about $60 million.

West Texas Intermediate (WTI), the main U.S. dollar benchmark crude for North America, decreased by 51 percent compared to the same quarter in 2014. The company’s average first quarter 2015 Canadian dollar realizations for synthetic crude oil and bitumen were $55.81 and $27.40 per barrel, lower by 48 and 58 percent respectively, as a result of the weaker Canadian dollar and increased heavy – light differentials versus the same period in 2014. The company’s average realizations on natural gas sales of $3.15 per thousand cubic feet, in the first quarter of 2015, were lower by $3.41 per thousand cubic feet, versus the same period in 2014.

Gross production of Cold Lake bitumen averaged 152,000 barrels per day, up from 147,000 barrels from the same period last year. Incremental volume growth of 4,000 barrels per day was achieved with initial first quarter 2015 production from the Nabiye project.

The company’s share of Syncrude’s gross production in the first quarter was 73,000 barrels per day, unchanged from the first quarter of 2014.

Gross production from the Kearl initial development was 95,000 barrels per day (67,000 barrels Imperial’s share) compared to 70,000 barrels per day (50,000 barrels Imperial’s share) in the first quarter of 2014 as a result of improved reliability.

Gross production of conventional crude oil averaged 15,000 barrels per day in the first quarter, versus 22,000 barrels in the corresponding period in 2014. The lower production volume was primarily due to the impact of properties divested during the first half of 2014.

Gross production of natural gas during the first quarter of 2015 was 146 million cubic feet per day, down from 205 million cubic feet in the same period last year, reflecting the impact of properties divested during the first half of 2014.

Downstream net income was $565 million in the first quarter, compared to $488 million in the first quarter of 2014. Increased earnings were primarily due to higher marketing margins and a first quarter 2015 gain of $17 million from the sale of assets, partially offset by lower refining margins.

Chemical net income was $66 million in the first quarter, up $23 million over the same period in 2014, mainly as a result of strong polyethylene margins.

Net income effects from Corporate and Other were negative $21 million in the first quarter, versus negative $37 million in the same period of 2014, primarily due to lower share-based compensation charges.

Cash flow generated from operating activities was $281 million in the first quarter, versus $1,085 million in the corresponding period in 2014. Lower cash flow was primarily due to lower earnings and working capital effects.

First quarter 2015 vs. first quarter 2014 (continued)

Investing activities used net cash of $1,002 million in the first quarter, compared with $1,143 million in the same period of 2014. Additions to property, plant and equipment were $1,011 million in the first quarter, compared with $1,206 million during the same quarter in 2014. Expenditures during the quarter were primarily directed towards the completion of the Cold Lake Nabiye and Kearl expansion projects.

Cash from financing activities was $566 million in the first quarter, compared with cash used in financing activities of $112 million in the first quarter of 2014. In the first quarter, the company increased long-term debt by $717 million through its existing loan facility to finance normal operations and capital projects. Dividends paid in the first quarter of 2015 were $110 million, unchanged from the corresponding period in 2014. Per-share dividend paid in the first quarter was $0.13, consistent with the same period of 2014.

The above factors led to a decrease in the company’s balance of cash to $60 million at March 31, 2015, from $215 million at the end of 2014.

Key financial and operating data follow.

Forward-Looking Statements

Statements of future events or conditions in this report, including projections, targets, expectations, estimates, and business plans are forward-looking statements. Actual future results, including demand growth and energy source mix; production growth and mix; project plans, dates, costs and capacities; production rates and resource recoveries; cost savings; product sales; financing sources; and capital and environmental expenditures could differ materially depending on a number of factors, such as changes in the price, supply of and demand for crude oil, natural gas, and petroleum and petrochemical products; political or regulatory events; project schedules; commercial negotiations; the receipt, in a timely manner, of regulatory and third-party approvals; unanticipated operational disruptions; unexpected technological developments; and other factors discussed in this report and Item 1A of Imperial’s most recent Form 10-K. Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them.

The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

Attachment I

IMPERIAL OIL LIMITED

FIRST QUARTER 2015

	Three Months

millions of Canadian dollars, unless noted	2015	2014

Net Income (U.S. GAAP)
Total revenues and other income	6,203	9,226
Total expenses	5,642	7,966
Income before income taxes	561	1,260
Income taxes	140	314
Net income	421	946

Net income per common share (dollars)	0.50	1.12
Net income per common share - assuming dilution (dollars)	0.50	1.11

Other Financial Data
Federal excise tax included in operating revenues	377	370

Gain/(loss) on asset sales, after tax	23	16

Total assets at March 31	41,608	38,745

Total debt at March 31	7,548	6,285
Interest coverage ratio - earnings basis
(times covered)	51.7	49.8

Other long-term obligations at March 31	3,784	3,114

Shareholders’ equity at March 31	22,707	20,361
Capital employed at March 31	30,276	26,669
Return on average capital employed (a)
(percent)	11.3	12.0

Dividends declared on common stock
Total	110	110
Per common share (dollars)	0.13	0.13

Millions of common shares outstanding
At March 31	847.6	847.6
Average - assuming dilution	850.5	850.5

(a)	Return on capital employed is net income excluding after-tax cost of financing divided by the average rolling four quarters’ capital employed

Attachment II

IMPERIAL OIL LIMITED

FIRST QUARTER 2015

	Three Months

millions of Canadian dollars	2015	2014

Total cash and cash equivalents at period end	60	102

Net income	421	946
Adjustments for non-cash items:
Depreciation and depletion	317	280
(Gain)/loss on asset sales	(26)	(20)
Deferred income taxes and other	18	5
Changes in operating assets and liabilities	(449)	(126)
Cash flows from (used in) operating activities	281	1,085

Cash flows from (used in) investing activities	(1,002)	(1,143)
Proceeds associated with asset sales	25	75

Cash flows from (used in) financing activities	566	(112)

Attachment III

IMPERIAL OIL LIMITED

FIRST QUARTER 2015

	Three Months

millions of Canadian dollars	2015	2014

Net income (U.S. GAAP)
Upstream	(189)	452
Downstream	565	488
Chemical	66	43
Corporate and other	(21)	(37)
Net income	421	946

Revenues and other income
Upstream	1,812	3,278
Downstream	4,955	7,088
Chemical	349	458
Eliminations/Other	(913)	(1,598)
Total	6,203	9,226

Purchases of crude oil and products
Upstream	838	1,405
Downstream	3,195	5,416
Chemical	182	319
Eliminations	(910)	(1,598)
Purchases of crude oil and products	3,305	5,542

Production and manufacturing expenses
Upstream	950	1,029
Downstream	356	386
Chemical	53	61
Eliminations	—	—
Production and manufacturing expenses	1,359	1,476

Capital and exploration expenditures
Upstream	890	1,163
Downstream	125	48
Chemical	12	2
Corporate and other	23	21
Capital and exploration expenditures	1,050	1,234

Exploration expenses charged to income included above	17	21

Attachment IV

IMPERIAL OIL LIMITED

FIRST QUARTER 2015

Operating statistics	Three Months

	2015	2014

Gross crude oil and Natural Gas Liquids (NGL) production
(thousands of barrels per day)
Cold Lake	152	147
Syncrude	73	73
Kearl	67	50
Conventional	15	22
Total crude oil production	307	292
NGLs available for sale	2	4
Total crude oil and NGL production	309	296

Gross natural gas production (millions of cubic feet per day)	146	205

Gross oil-equivalent production (a)
(thousands of oil-equivalent barrels per day)	333	330

Net crude oil and NGL production (thousands of barrels per day)
Cold Lake	139	113
Syncrude	69	69
Kearl	66	47
Conventional	15	18
Total crude oil production	289	247
NGLs available for sale	1	3
Total crude oil and NGL production	290	250

Net natural gas production (millions of cubic feet per day)	143	182

Net oil-equivalent production (a)
(thousands of oil-equivalent barrels per day)	314	281

Cold Lake blend sales (thousands of barrels per day)	207	197
Kearl blend sales (thousands of barrels per day)	82	60
NGL sales (thousands of barrels per day)	6	10

Average realizations (Canadian dollars)
Conventional crude oil realizations (per barrel)	27.21	71.69
NGL realizations (per barrel)	25.12	66.28
Natural gas realizations (per thousand cubic feet)	3.15	6.56
Synthetic oil realizations (per barrel)	55.81	106.50
Bitumen realizations (per barrel)	27.40	65.19

Refinery throughput (thousands of barrels per day)	393	378
Refinery capacity utilization (percent)	93	90

Petroleum product sales (thousands of barrels per day)
Gasolines (Mogas)	234	232
Heating, diesel and jet fuels (Distillates)	187	190
Heavy fuel oils (HFO)	19	20
Lube oils and other products (Other)	34	34
Net petroleum products sales	474	476
Petrochemical sales (thousands of tonnes)	225	230

(a)	Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels

Attachment V

IMPERIAL OIL LIMITED

FIRST QUARTER 2015

	Net income (U.S. GAAP) (millions of Canadian dollars)	Net income per common share - diluted (dollars)

2011
First Quarter	781	0.91
Second Quarter	726	0.85
Third Quarter	859	1.01
Fourth Quarter	1,005	1.18
Year	3,371	3.95

2012
First Quarter	1,015	1.19
Second Quarter	635	0.75
Third Quarter	1,040	1.22
Fourth Quarter	1,076	1.26
Year	3,766	4.42

2013
First Quarter	798	0.94
Second Quarter	327	0.38
Third Quarter	647	0.76
Fourth Quarter	1,056	1.24
Year	2,828	3.32

2014
First Quarter	946	1.11
Second Quarter	1,232	1.45
Third Quarter	936	1.10
Fourth Quarter	671	0.79
Year	3,785	4.45

2015
First Quarter	421	0.50